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                                                                   EXHIBIT 10(n)


                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into on this 29th day of June, 2002, but effective as of the 15th day of July, 2002 (the "Effective Date"), by and between G&K SERVICES, INC., a Minnesota corporation with its principal business office in the State of Minnesota (hereinafter "Employer", as such term is further defined in Section 1.7 below); and Richard L. Marcantonio, a Minnesota resident (hereinafter "Executive").

                                  INTRODUCTION

         A. Employment and Protection of Employer. Employer desires to retain Executive as an employee in the capacity of President and Chief Operating Officer (reporting to Employer's Chief Executive Officer), or, subject to Executive's rights hereunder, such other title and position as the Board shall later determine, and obtain Executive's promises not to harm Employer (as set forth in Article 7). Article 7 of this Agreement includes a description of Employer's "Confidential Information." In Executive's position with Employer, Executive will have access to and control over certain of Employer's Confidential Information, which Employer has developed at great expense, time and effort. As a result, disclosure of any such Confidential Information to a competitor would cause irreparable harm to Employer, and Employer is not willing to offer Executive employment and the additional benefits set forth in this Agreement unless Executive signs this Agreement to provide Employer with reasonable protection for its Confidential Information, and to protect Employer in other ways set forth in Article 7.

         B. Employment and Benefits. For those purposes, Employer is willing to retain Executive as an employee and to grant to Executive benefits to which Executive is not otherwise entitled, consisting of: (1) certain new restricted shares of Employer Stock (as described in Article 4), pursuant to the Restricted Stock Agreement attached hereto as EXHIBIT A and the Employer's 1998 Stock Option and Compensation Plan; and (2) the right to receive certain separation compensation and outplacement benefits (as described in Articles 5 and 6), if Executive's employment with Employer terminates under certain circumstances described therein, including without limitation in connection with a Change in Control (as defined in Article 6).

         C. Other Intentions. Executive desires to accept Employer's offer of employment and additional benefits set forth in this Agreement, to which Executive is not otherwise entitled.

         Executive agrees, as a condition of Employer's offer of employment and additional benefits set forth in this Agreement, to sign this Agreement in order that Employer may have reasonable protections against the disclosure of its Confidential Information and other conduct of Executive prohibited by Article 7 of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the parties' mutual promises contained in this Agreement, Employer and Executive agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used generally in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below; unless the context clearly requires otherwise.

         1.1 "Agreement" means this Agreement, as it may be amended from time to time.

         1.2 "Base Salary" means the total annual cash compensation payable to Executive on a regular periodic basis under Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.


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         1.3 "Board" means the Board of Directors of Employer.

         1.4 "Cause" has the meaning set forth in Section 5.2.

         1.5 "Date of Termination" has the meaning set forth in Section 5.4(b).

         1.6 "Disability" means the unwillingness or inability of Executive to perform the essential functions of Executive's position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive's incapacity due to physical or mental illness, bodily injury or disease, if within ten (10) days after a Notice of Termination is thereafter given by Employer, Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, that if Executive (or Executive's legal representative, if applicable) does not agree with a determination of the existence of a Disability (or the existence of a physical or mental illness or bodily injury or disease), such determination shall be subject to the certification of a qualified medical doctor mutually agreed to by Employer and Executive (or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative). In the absence of such agreement, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability. The decision of the designated physician shall be binding upon the parties hereto.

         1.7 "Employer" means all of the following, jointly and severally: (a) G&K Services, Inc., (b) any Subsidiary thereof and (c) any Successor thereto.

         1.8 "Executive" means the individual named in the first paragraph of this Agreement.

         1.9 "Notice of Termination" has the meaning set forth in Section
5.6(a).

         1.10 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer, to which Employer is a party or under which employees of Employer are covered, including, without limitation, (a) any stock option, restricted stock or any other equity-based compensation plan; (b) any annual or long-term incentive (bonus) plan; (c) any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Employer.

         1.11 "Subsidiary" means any corporation or other business entity that is controlled by Employer.

         1.12 "Successor" has the meaning set forth in Section 9.1(a).



                                    ARTICLE 2
                              EMPLOYMENT AND DUTIES

         2.1 Employment. Upon the terms and conditions set forth in this Agreement, Employer hereby employs Executive for an indefinite term, and Executive accepts such employment. Pursuant to such employment, Executive shall serve in the capacity of President and Chief Operating Officer (reporting to Employer's Chief Executive Officer) or, subject to Executive's rights hereunder, such other title and position as the Board shall later determine. This Agreement and Executive's employment by Employer may be terminated at any time pursuant to
Article 5.

         2.2 Duties. While Executive is employed hereunder, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of Executive's attention and time during normal business hours to the business and affairs of Employer and, to the extent necessary to discharge the



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responsibilities assigned to Executive hereunder and under Employer's bylaws as amended from time to time, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

         Executive shall comply with Employer's policies and procedures; provided, however, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

                                    ARTICLE 3
                            COMPENSATION AND BENEFITS

         3.1 Base Salary. Commencing as of the Effective Date, Employer shall pay Executive a Base Salary at an annual rate of Four Hundred Seventy-five Thousand Dollars ($475,000.00). If Executive's Employment continues beyond December 31, 2002, on January 1, 2003, Executive's Base Salary will be increased to Five Hundred Thousand Dollars ($500,000), per year. If Executive's Employment continues beyond December 31, 2003, Executive's Base Salary shall be determined by Employer's Board of Directors. Such Base Salary is to be paid in substantially equal regular periodic payments in accordance with Employer's regular payroll practices. If Executive's Base Salary is changed at any time during Executive's employment by Employer, the changed amount shall become the Base Salary under this Agreement, subject to any subsequent changes.

         3.2 Other Compensation and Benefits. While Executive is employed by Employer under this Agreement:

                  (a) Executive shall be permitted to participate in all Plans for which Executive is or becomes eligible under their respective terms.

                  (b) Employer may, in its sole discretion, amend or terminate any Plan that provides benefits generally to its employees or its executive officers; provided, however, that in the event that Employer terminates its health, dental or life Plan offered to Executive, without replacing such Plan, Executive shall be entitled to receive as additional compensation an amount equal to the cash equivalent of such terminated benefits.

                  (c) Executive shall also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Plans and the preceding provisions of this
         Section 3.2.

                  (d) Executive shall be entitled to receive a Loan from Employer in accordance with the terms set forth in the Promissory Note and Pledge Agreement attached hereto as EXHIBITS C AND D.

                                    ARTICLE 4
                             RESTRICTED STOCK GRANT

         4.1 Restricted Stock Agreement. As of the Effective Date, Employer hereby grants Executive the right to purchase Employer Stock (as defined below) in the amount, at the price and on the terms set forth in the Restricted Stock Agreement attached hereto as EXHIBIT A.

         4.2 Employer Stock. "Employer Stock" means the voting common stock of Employer described in the Restricted Stock Agreement attached hereto as EXHIBIT A.


                                    ARTICLE 5
                                   TERMINATION


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         5.1 Termination. This Article 5 sets forth the terms for termination of
Executive's employment under this Agreement, subject to the respective continuing rights and obligations of the parties under this Agreement. In general, this Agreement and Executive's employment with the Employer may be terminated by either Employer or Executive at will upon thirty (30) days notice, for any reason or no reason, or any time by mutual written agreement of the parties. This Agreement and Executive's employment under this Agreement shall terminate in the event of Executive's death or Disability, as of the applicable Date of Termination.

         In any such case, this Agreement shall terminate as of the applicable Date of Termination, except for the rights and obligations of the parties under this Agreement that survive beyond Executive's termination of employment.

         5.2 Termination by Employer for Cause. Employer may terminate this Agreement at any time for Cause, with or without advance notice (except as otherwise provided in this Section 5.2). For purposes of this Agreement, "Cause" means any of the following, with respect to Executive's position of employment with Employer:

                  (a) Executive's failure or refusal to perform the duties and responsibilities set forth in Section 2.2, if such failure or refusal is not (i) due to a Disability or a physical or mental illness or bodily injury or disease; and (ii) and is not cured within thirty (30) days after written notice of such failure or refusal is received by Executive from Employer;

                  (b) any drunkenness or use of drugs that interferes with the performance of Executive's obligations under this Agreement; and continues for more than five (5) days after a written notice to Executive; provided, however, that Employer shall have the right to prevent Executive from performing any duties hereunder and from entering the premises of Employer during any such period;

                  (c) Executive's indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or any crime involving moral turpitude, fraud, dishonesty or theft;

                  (d) any material dishonesty of Executive involving or affecting Employer;

                  (e) any gross negligence or other willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer in a material way; provided, however, that if an action or omission giving rise to Cause is curable, Employer shall have given prior written notice to the Executive specifying the action or omission with reasonable particularity and, within thirty (30) days after such notice, the Executive shall not have cured the action or omission;

                  (f) any willful or intentional breach by Executive of a fiduciary duty to Employer;

                  (g) Except as otherwise specifically provided in this Section 5.2, Executive's material violation or breach of Employer's standard business practices and policies, including, without limitation, policies against racial or sexual discrimination or harassment; provided, however, that if in the Employer's discretion, such breach or violation is curable, Employer shall have given prior written notice to the Executive specifying the violation or breach with reasonable particularity and, within thirty (30) days after such notice, the Executive shall not have cured the violation or breach giving rise to such Cause;

                  (h) any material breach (not covered by any of the above clauses (a) through (g)) of any material term, provision or condition of this Agreement, if such breach is not cured (to the extent curable) within thirty (30) days after written notice thereof is received by Executive from Employer.

         For purposes of this Section 5.2, no act, or failure to act, on Executive's part shall be considered "dishonest," "willful" or "intentional" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in or not opposed to the best interest of Employer. Any act, or failure to act, based



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upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Furthermore, the term "Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

         5.3 Termination by Executive. Executive may voluntarily resign from employment under this Agreement with or without Good Reason (as such term is defined in Section 6.1(f)).

         5.4 Notice of Termination and Date of Termination.

                  (a) For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any termination by Employer or by Executive pursuant to this Agreement (other than Executive's death or a termination by mutual agreement) shall be communicated by written Notice of Termination to the other party hereto.

                  (b) For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated due to death, the date of Executive's death; (ii) if Executive's employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is given; (iii) if Executive's employment is terminated by Employer for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (iv) if Executive's employment is terminated by mutual agreement of the parties, the termination date specified in such agreement; or (v) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which in such event shall be a date no earlier than thirty
         (30) calendar days after the date on which the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either before or after receiving such Notice of Termination.

         5.5 Compensation during Disability and upon Termination.

                  (a) During any period in which Executive fails to perform Executive's duties hereunder as a result of Executive's incapacity due to physical or mental illness or bodily injury or disease, Executive shall continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan through Executive's Date of Termination. To the extent the Executive has not received the Base Salary and other compensation and benefits referenced in the preceding sentence prior to the 90th day of an incapacity due to physical or mental illness or bodily injury or disease, Executive shall receive such Base Salary and other compensation and benefits.

                  (b) Except as otherwise provided in Article 6 or a mutual agreement of the parties, if Executive's employment under this Agreement is terminated (i) by Executive's death, (ii) voluntarily by Executive without Good Reason, (iii) by Employer for Cause, or (iv) by mutual agreement of the parties, then Employer shall pay Executive the Base Salary through the Date of Termination, plus any amounts to which the Executive is entitled under any Plan (in accordance with the terms of such Plan). Employer shall also pay any retirement benefits to which Executive is or becomes entitled under any Plan, except to the extent any such benefits are forfeited under the terms of such Plan.

                  (c) Except in the case of a termination for Disability, if within the first twenty-four (24) months of Executive's employment hereunder, either (i) Employer terminates Executive's employment hereunder without Cause; or (ii) Executive voluntarily terminates his employment hereunder for Good Reason (as such term is defined in Section 6.1(f) below); and if Executive executes a written release substantially in the form attached hereto as EXHIBIT B and consistent with this Section 5.5(c) (a "Release Agreement"), then Employer shall pay to Executive, as separation pay, which Executive has not earned and to which he is not otherwise entitled, an amount equal to eighteen (18) months of Executive's monthly Base Salary in effect as of the Date of



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         Termination. Such payment will be made to the Executive in weekly payments beginning at least sixteen days after Executive's execution of the Release Agreement, provided that the Executive has not exercised his rights to revoke or rescind his release of claims pursuant to the Release Agreement.

                  (d) Except in the case of a termination for Disability, if after the first twenty-four (24) months of Executive's employment hereunder, either (i) Employer terminates Executive's employment hereunder without Cause; or (ii) Executive voluntarily terminates his employment hereunder for Good Reason; and if Executive executes a written release substantially in the form attached hereto as EXHIBIT B and consistent with this Section 5.5(d) (a "Release Agreement"), then Employer shall pay to Executive, as separation pay, which Executive has not earned and to which he is not otherwise entitled, an amount equal to twelve (12) months of Executive's monthly Base Salary in effect as of the Date of Termination. Such payment will be made to the Executive in weekly payments beginning at least sixteen days after Executive's execution of the Release Agreement, provided that the Executive has not exercised his rights to revoke or rescind his release of claims pursuant to the Release Agreement.

         Executive shall not be required to mitigate Employer's payment obligations under this Article 5 by making any efforts to secure other employment; and Executive's commencement of employment with another employer shall not reduce the obligations of Employer pursuant to this Article 5.

                                    ARTICLE 6
                                CHANGE IN CONTROL

         6.1 Definitions Relating to a Change in Control. The following terms shall have the meanings set forth below; unless the context clearly requires otherwise:

                  (a) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended (or any successor provision), and the regulations promulgated thereunder.

                  (b) "Beneficial Ownership" by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership.

                  (c) "Change of Control" means the occurrence of any of the following events:

                           (i) any person or group of persons attains Beneficial
                  Ownership (as defined below) of 30% or more of any equity security of Employer entitled to vote for the election of directors;

                           (ii) a majority of the members of the Board is
                  replaced within the period of less than two years by directors not nominated and approved by the Board; or

                           (iii) the stockholders of Employer approve an
                  agreement to merge or consolidate with or into another corporation, or an agreement to sell or otherwise dispose of all or substantially all of Employer's assets (including a plan of liquidation).

                  (d) "Continuing Directors" are (i) directors who were in office prior to the time any events described in paragraphs (c)(i),
         (c)(ii) or (c)(iii) of this Section 6.1 occurred, or any person publicly announced an intention to acquire 20% or more of any equity security of Employer; (ii) directors in office for a period of more than two years; and (iii) directors nominated and approved by the Continuing Directors.



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                  (e) "Change in Control Termination" shall mean that a Change in Control of Employer has occurred, and either of the following events also occurs within one (1) year after such Change in Control: (i) Employer terminates the Executive's employment or this Agreement for any reason other than for Cause, Executive's death or Executive's Disability; or (ii) Executive terminates Executive's employment for Good Reason.

                  (f) "Good Reason" shall mean, with respect to a voluntary termination of employment by Executive, any of the following:

                           (i) an adverse involuntary change in Executive's
                  status or position as an executive officer of Employer, including, without limitation, (A) any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority; (B) the assignment to Executive of any duties or responsibilities that, in Executive's reasonable judgment, are significantly inconsistent with Executive's status or position; or (C) any removal of Executive from, or any failure to reappoint or reelect Executive to, such position (except in connection with a termination of Executive's employment for Cause in accordance with Article 5, or as a result of Executive's Disability or death);

                           (ii) in the event that following a Change in Control,
                  Executive, in performing the duties of his employment, does not report directly to the Board, or if Employer is not an ultimate parent entity following such Change in Control, the board of directors of such ultimate parent entity;

                           (iii) in the event of a Change in Control, either (A)
                  a reduction by Employer in Executive's Base Salary, or (B) a termination or adverse change in Executive's incentive-based compensation package that materially and adversely effects Executive's compensation as a whole;

                           (iv) the taking of any action by Employer that would
                  materially and adversely affect the physical conditions existing, under which Executive performs employment duties for Employer;

                           (v) Employer's requiring Executive to be based
                  anywhere other than where Executive's office is located as of the Effective Date, except for required travel on Employer's business to an extent substantially consistent with business travel obligations;

                           (vi) in the event of a Change in Control, any failure
                  by Employer to obtain from any Successor an assumption of this Agreement as contemplated by Section 9.1; or

                           (vii) any purported termination by Employer of this
                  Agreement or the employment of the Executive that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer's receipt of notice thereof from Executive.

         6.2 Benefits Upon a Change in Control Termination. If a Change in Control Termination occurs with respect to Executive, Executive shall be entitled to the following benefits; provided, however, that to the extent Executive has already received the same type of benefits under Article 5 as a result of Executive's Change in Control Termination, Executive's benefits under this Section 6.2 shall be offset by such other benefits, to the extent necessary to prevent duplication of benefits hereunder:

                  (a) all of the payments and benefits that Executive would have been entitled to receive if the Change in Control Termination were described in Section 5.5(c), except that in lieu of any further Base Salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay to Executive an amount equal to twenty-four (24) months of Executive's monthly Base Salary and the Employer-paid portion of health and welfare benefits coverage and the target incentive opportunity under the Annual Management



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         Incentive Plan in effect as of the Date of Termination; such payment to be made in a lump sum on or before the tenth (10th) calendar day following the Date of Termination; and

                  (b) for a period of not less than six (6) months following Executive's Date of Termination, Employer will reimburse Executive for all reasonable expenses incurred by Executive (excluding any arrangement by which Executive prepays expenses for a period of greater than thirty (30) days) in seeking employment with another employer, including the fees of a reputable outplacement organization selected by Employer, but not to exceed $12,000.00 in the aggregate.

Executive shall not be required to mitigate Employer's payment obligations under this Article 6 by making any efforts to secure other employment; and Executive's commencement of employment with another employer shall not reduce the obligations of Employer pursuant to this Article 6.

         6.3 Limitation on Severance Payment. Notwithstanding any provision contained herein to the contrary, if any amount or benefit to be paid or provided under this Article 6, or any other plan or agreement between Executive and Employer would be an "Excess Parachute Payment," within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Article 6 shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If requested by Executive or Employer, the determination of whether any reduction in such payments or benefits to be provided under this Article 6 or otherwise is required pursuant to the preceding sentence shall be made by an independent accounting firm that is a "Big-4 Accounting Firm" (or other accounting firm mutually acceptable to Executive and Employer) not then-engaged as Employer's independent public auditor, at the expense of Employer, and the determination such independent accounting firm shall be final and binding on all parties. In making its determination, the independent accountant shall allocate a reasonable portion of the severance payment to the value of any personal services rendered following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. In the event that any payment or benefit intended to be provided under this Article 6 or otherwise is required to be reduced pursuant to this Section 6.3, Executive (in his sole discretion) shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. Employer shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within ten (10) business days of receiving such information, Employer may effect such reduction in any manner it deems appropriate.

                                    ARTICLE 7
                             PROTECTION OF EMPLOYER

         7.1 Confidential Information. For purposes of this Article 7, "Confidential Information" means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to Employer's business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services. Confidential Information also includes, without limitation, information concerning Employer's customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer's employee training, employee compensation, research, development, accounting, marketing and selling. All information that Executive has a reasonable basis to consider as confidential shall be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.



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         Executive shall not, during or after the termination of Executive's employment under this Agreement, (a) directly or indirectly use for Executive's own benefit; or (b) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the prior written consent of Employer. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. Furthermore, except in the usual course of Executive's duties for Employer, Executive shall not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information or use for Executive's own benefit or disclose to any person or entity directly or indirectly competing with Employer any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.

         Upon any termination of Executive's employment, Executive shall collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.

         The obligations contained in this Section 7.1 will survive for as long as Employer in its sole judgment considers the information to be Confidential Information. The obligations under this Section 7.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

         7.2 Non-Competition. Executive agrees that, while employed by Employer and for a period of eighteen (18) months following the date of Executive's termination of employment for any reason, Executive shall not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:

         (a) engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer's business, as conducted anywhere within the geographic area in which Employer has conducted its business within the three (3) years before such date, or (ii) with any part of Employer's contemplated business with respect to which Executive has Confidential Information governed by Section 7.1. For purposes of this paragraph, "ownership interest" shall not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ;

         (b) call upon, solicit or attempt to take away any customers or accounts of Employer;

         (c) solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or

         (d) solicit, induce or encourage any other employee of Employer to cease employment with Employer, or otherwise violate any term of such employee's contract of employment with Employer.

         The restrictions set forth in this Section 7.2 shall survive any termination of this Agreement or other termination of Executive's employment with Employer, and shall remain effective and enforceable for such 18-month period; provided, however, that such period shall be automatically extended and shall remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.

         7.3 Protection of Reputation. Executive shall, both during and after the termination of Executive's employment under this Agreement, refrain from communicating to any person, including without limitation any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials. In return, whenever Employer sends or receives any Notice of Termination of Executive's employment under



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

this Agreement, Employer shall advise the members of its operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.

         7.4 Remedies. The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive's failure to perform any of Executive's obligations under this
Article 7; and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate. Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 7, Executive hereby waives the claim or defense that such party has an adequate remedy at law, Executive shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law, and Employer shall be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 7 by Executive and all persons or entities acting for or with Executive.

         7.5 Survival. The provisions and obligations of Article 7 of this Agreement shall survive the termination of this Agreement or the termination of the Executive's employment with Employer, and shall remain in full force and effect thereafter.

                                    ARTICLE 8
                   INDEMNIFICATION; GRANT OF RESTRICTED STOCK

         8.1 Indemnification. Employer shall indemnify Executive against and in respect of one-half (1/2) of Executive's reasonable attorney's fees and expenses (including arbitration, if applicable) relating solely to a claim (a "Option Termination Claim") filed by Executive against Executive's immediate previous employer (the "Previous Employer") relating to the termination by the Previous Employer of Executive's options to purchase currently-vested securities of the Previous Employer (the "Previous Employer Options"); provided, however, that in no event shall Employer's indemnification obligation under this Section 8.1 exceed One Hundred Thousand Dollars ($100,000).
















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         8.2 Contingent Restricted Stock Grant. Upon the final resolution of an
Option Termination Claim (pursuant to a final non-appealable ruling of a court of competent jurisdiction or a final settlement agreement, as applicable), if Executive does not prevail on such Option Termination Claim and any Prior Employer Options are terminated by the Previous Employer, then Employer shall grant Executive the number of shares of "restricted stock" under Employer's 1998 Stock Option and Compensation Plan equal to Fifteen Thousand (15,000) shares multiplied by the percentage of the Prior Employer Options that are terminated. By way of example, if the following percentage of Prior Employer Options are terminated, Executive shall be entitled to receive the number of shares of restricted stock set forth below:

                          Percentage of Former                     Shares of Restricted Stock
                       Employer Options Terminated                  to be Granted by Employer
                       ---------------------------                  -------------------------
                                  100%                                    15,000 shares
                                   75%                                    11,250 shares
                                   50%                                    7,500 shares
                                   25%                                    3,750 shares

         Any grant of restricted stock under this Section 8.2 shall be pursuant to Employer's standard form of restricted stock agreement, provided, however, that such restricted stock agreement shall provide that the restrictions on the restricted stock shall lapse with respect to one-half (1/2) of the shares of restricted stock granted under this Section 8.2 on each of the first and second anniversary of the date of grant.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 Successors and Assigns; Beneficiary.

                  (a) For purposes of this Agreement, "Successor" shall mean any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the Effective Date, succeeds to the actual or practical ability to control (either immediately or with the passage of time) substantially all of Employer and/or Employer's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

                  (b) This Agreement shall be binding upon and inure to the benefit of any Successor of Employer and each Subsidiary, and any such Successor shall absolutely and unconditionally assume all of Employer's and any Subsidiary's obligations hereunder. Upon Executive's written request, Employer shall seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by Employer of their obligations under this Agreement. Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination of employment by Executive pursuant to Article 6.

                  (c) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted hereunder. If Executive dies while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiary. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.




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

                  (d) For purposes of this Section 9.1, "Beneficiary" means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive's death pursuant to Section 9.1(c). In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive's estate.

         9.2 Litigation Expense. If any party is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the parties shall bear their own expenses and attorneys' fees.

         9.3 No Offsets. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Employer.

         9.4 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

         9.5 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. When used herein, the terms "Article" and "Section" mean an Article or Section of this Agreement, except as otherwise stated.

         9.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

         9.7 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.8 Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

         9.9 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         9.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

         9.11 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive's employment hereunder (including without limitation provisions relating to severance compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement, including, without limitation Article 7 (relating to confidential information, non-



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competition and non-solicitation), shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

         9.12 Voluntary Agreement. Executive has entered into this Agreement voluntarily, after having the opportunity to consult with an advisor chosen freely by Executive.

         IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered on the day and year first above written, but effective retroactively as of the Effective Date.

         EMPLOYER:                      G&K SERVICES, INC.


                                        By   /s/ Thomas Moberly
                                           -------------------------------------
                                             Thomas R. Moberly
                                             Its Chief Executive Officer

         EXECUTIVE:                       /s/ Richard L. Marcantonio
                                        ----------------------------------------
                                        Richard L. Marcantonio

         Executive's Address:           6517 Willow Wood Road
                                        Edina, MN  55436









                Signature Page - Executive Employment Agreement